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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HERITAGE COMMERCE CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 HERITAGE COMMERCE CORP
AMENDMENT TO THE PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2019

        On April 15, 2019, Heritage Commerce Corp filed with the Securities and Exchange Commission its definitive proxy statement for the 2019 Annual Meeting of Shareholders to be held on May 23, 2019 (the "Proxy Statement"). This Amendment is being provided to amend the Proxy Statement in order to correct the description concerning the treatment of shares held in the name of a broker sometimes called "street name" shares. Specifically, the description in the Proxy Statement stated that Proposal 3, approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 100,000,000 was a non-routine matter on which a broker may only vote if the beneficial owner has provided voting instructions. The correction described below reflects that under the rules which govern brokers who are voting with respect to shares held in street name, Proposal 3 is a routine matter on which the broker will have discretionary authority to vote on the proposal should the beneficial holder not provide voting instructions. For that reason, if you are a beneficial holder and you wish to vote "for," "against" or "abstain" from this proposal, you will have to provide your broker with such an instruction. Otherwise, your broker will vote in its discretion.

        Except as described below, this Amendment does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

CHANGE TO PROXY STATEMENT

        The following disclosure on page 2 of the Proxy Statement is amended as follows:

What do I have to do to vote my shares if they are held in the name of my broker?

        If your shares are held by your broker, sometimes called "street name" shares, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. A "broker non-vote" occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. Proposal 1 (election of directors) and Proposal 2 (advisory proposal on the executive compensation) are non-routine items on which a broker may vote only if the beneficial owner has provided voting instructions. Proposal 3 (approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock) and Proposal 4 (ratification of independent registered public accounting firm) are routine items.

        The following disclosure on page 4 of the Proxy Statement is amended as follows:

What vote is required to approve each proposal?

        Approval of Proposal 1 (election of directors) requires a plurality of votes cast for each nominee. This means that the 10 nominees who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate "WITHHOLD AUTHORITY" to vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. Abstentions will not have any effect on the outcome of the vote. You may cumulate your votes in the election of directors as described under "What is cumulative voting and how do I cumulate my shares?" on page 3. Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.

        Proposal 3 (approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock) requires the affirmative vote of a majority of the shares issued and outstanding on the Record Date. For purposes of Proposal 3, abstentions will have the same effect as a negative vote. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock is a matter on which a broker or other nominee is generally empowered to vote and, therefore, no broker non-votes are expected to exist with respect to Proposal 3.

        Proposal 2 (advisory proposal on the executive compensation) and Proposal 4 (ratification of independent registered public accounting firm) each requires a vote that satisfies two criteria: (i) the affirmative vote for the proposal must constitute a majority of the common shares present or represented by proxy and voting on the proposal at the Annual Meeting; and (ii) the affirmative vote for the proposal must constitute a majority of the common shares required to constitute the quorum. For purposes of Proposal 2 and 4, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. The ratification of the appointment of the independent registered public accounting firm for 2019 is a matter on which a broker or other nominee is generally empowered to vote and, therefore, no broker non-votes are expected to exist with respect to Proposal 4.

April 24, 2019

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HERITAGE COMMERCE CORP AMENDMENT TO THE PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2019
CHANGE TO PROXY STATEMENT
  What do I have to do to vote my shares if they are held in the name of my broker?
  What vote is required to approve each proposal?